Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)
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                                                                                            Six months
                                                                                               ended           Year ended
                                                                                             June 30,         December 31,
                                                                                               2005               2004
                                                                                               ----               ----
Pretax income from operations:
  Net income...........................................................................        $169.9             $294.8
  Add income tax expense...............................................................          97.2              159.3
                                                                                               ------             ------

     Pretax income from operations.....................................................         267.1              454.1
                                                                                               ------             ------

Add fixed charges:
  Interest expense.....................................................................          25.1               71.5
  Interest expense on investment borrowings............................................           5.7                8.0
  Interest added to policyholder account balances .....................................         209.1              410.4
  Portion of rental (a)................................................................           6.3               13.5
                                                                                               ------             ------

     Fixed charges.....................................................................         246.2              503.4
                                                                                               ------             ------

     Adjusted earnings.................................................................        $513.3             $957.5
                                                                                               ======             ======

         Ratio of earnings to fixed charges............................................         2.08X              1.90X
                                                                                                =====              =====

Fixed charges..........................................................................        $246.2             $503.4
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries
  (divided by the ratio of income to pretax income)....................................          29.9              100.9
                                                                                               ------             ------

     Fixed charges plus preferred dividends............................................        $276.1             $604.3
                                                                                               ======             ======

     Adjusted earnings.................................................................        $513.3             $957.5
                                                                                               ======             ======

         Ratio of earnings to fixed charges and preferred dividends....................         1.86X              1.58X
                                                                                                =====              =====
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(a)  Interest portion of rental is estimated to be 33 percent.

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